EXHIBIT 99.1

William D. Chapman	Robb M. Kristopher
Director, Investor Relations	Manager, External Communications
847-535-0881	847-535-0879
william.chapman@grainger.com	robb.kristopher@grainger.com

GRAINGER ADDS NEW MEMBER TO BOARD OF DIRECTORS

Chicago, February 22, 2006 – Grainger’s Board of Directors has appointed Michael J. Roberts to the board, bringing the total number of members to 12. The appointment is effective February 21, 2006.

Mr. Roberts, 55, is President and Chief Operating Officer of McDonald’s Corporation, the leading global foodservice retailer. He joined the company in 1977. Mr. Roberts oversees more than 31,000 restaurants worldwide.

Mr. Roberts graduated from Loyola University in Chicago with a bachelor of arts degree in sociology. He also completed The CEO Perspective Program at the Kellogg School of Management and Corporate Leadership Center at Northwestern University. He has served as an Advisory Director to McDonald’s Board of Directors and as a board member to several children’s charitable organizations. Mr. Roberts is on the Board of Trustees of Providence-St. Mel, a 650-student, independently run school on Chicago’s West Side. He currently serves on the Chicago Council on Foreign Relations and the Kellogg School of Management CEO Perspective Program at Northwestern University.

W.W. Grainger, Inc. (NYSE: GWW), with 2005 sales of $5.5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running.